Exhibit 23.3

[Letterhead of Sullivan & Cromwell, LLP]

June 18, 2020

Credit Suisse AG

Paradeplatz 8
CH-8001 Zurich, Switzerland

Ladies and Gentlemen:

Credit Suisse AG, a corporation organized under the laws of Switzerland (the “Company”), has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (File No. 333-238458-02) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, among other securities, debt securities of the Company. Such securities include, among other securities, the Company’s Senior Medium-Term Notes (the “Notes”), to be issued from time to time pursuant to the Senior Indenture dated as of March 29, 2007, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as trustee for the Notes, as supplemented by a Second Supplemental Indenture dated as of March 25, 2009.

We hereby consent to any reference to us, in our capacity as tax counsel or special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed on June 18, 2020 by the Company with the Commission under the Registration Statement.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell, LLP